Exhibit 10.6(b)

AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT, dated as of October 9, 1998, between INNKEEPERS USA TRUST, a Maryland real estate investment trust (“Company”), and JEFFREY H. FISHER (“Executive”), recites and provides as follows:

WHEREAS, the Company and Executive entered into an Employment Agreement effective February 1, 1997 (“Employment Agreement”); and

WHEREAS, the parties have agreed to amend the Employment Agreement to provide for an increased Base Salary and revised Annual Bonus formula.

NOW, THEREFORE, in consideration of the premises and mutual obligations set forth herein and in the Employment Agreement, the parties hereto hereby agree as follows:

1. Section 5(a) of the Employment Agreement is hereby amended to provide for an annual Base Salary in 1999 of $250,000.00, subject to increase in each subsequent year of the Term as set forth in Section 5(a).

2. Section 5(b) is hereby deleted in its entirety and replaced with the following:

“(b) Annual Bonus. In addition to the annual Base Salary in Section 5(a) above, the Executive shall be eligible for a cash bonus each year, payable on or before April 1 of the following year, determined as follows:

(i) The Executive shall be entitled to receive a cash bonus equal to $75,000 if the Company achieves funds from operations (“FFO”) per share for the year equal to ninety-five percent (95%) of the FFO per share budget for the year, as estimated by the Company and set forth in the budget presented to the Board of Trustees at the first Board meeting of the year;

(ii) The Executive shall be entitled to receive an additional cash bonus equal to $75,000 if the Company achieves FFO per share for the year equal to one-hundred percent (100%) of the FFO per share budget for the year, as estimated by the Company and set forth in the budget presented to the Board of Trustees at the first Board meeting of the year;

(iii) The Executive shall be entitled to receive a cash bonus equal to $25,000 if the Company achieves FFO per share for the year equal to one hundred five percent (105%) of the FFO per share budget for the year, as estimated by the Company and set forth in the budget presented to the Board of Trustees at the first Board meeting of the year; and

(iii) The Executive shall be entitled to receive an additional cash bonus of up to $25,000 if and to the extent approved by the Compensation Committee of the Board.”

3. The terms and provisions of the Employment Agreement shall not be deemed to have been changed except as expressly modified hereby, and as so modified the Employment Agreement shall remain in full force and effect.

4. Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment to Employment Agreement as of the 30th day of November, 1998.

THE COMPANY:

INNKEEPERS USA TRUST, a Maryland real estate investment trust

By:	/s/ Frederic M. Shaw
Frederic M. Shaw
Its:	Executive Vice President and Chief Operating Officer

EXECUTIVE:

/s/ Jeffrey H. Fisher
JEFFREY H. FISHER

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